UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2006

Commission File Number: 1-11008

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0499007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Carillon Parkway, St. Petersburg, Florida	33716-2325
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 579-5000

N/A

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 17, 2006, Jeffrey W. Ubben, 44, was elected to serve as a member of the Board of Directors of Catalina Marketing Corporation (the “Company”). Mr. Ubben will serve as a member of the Company’s finance and compensation committees.

Mr. Ubben is a co-founder and a principal owner of ValueAct Capital, an investment partnership with approximately $3.5 billion in assets under management. ValueAct Capital has been an institutional investor in Catalina Marketing since August 2003.

Mr. Ubben is entitled to receive the same compensation payable to the other outside directors; however, all of the fees to which Mr. Ubben is entitled will be paid by the Company to ValueAct Capital Partners, L.P., and not to Mr. Ubben directly. In addition, in lieu of being eligible to receive shares of the Company under the Company’s Director Stock Grant Plan, Mr. Ubben will be entitled to receive cash payments equal in value to the shares he would have received under the Company’s Director Stock Grant Plan, which is currently $75,000 for each year of a 3-year term.

The press release announcing the election of Mr. Ubben to the Board of Directors is attached to this Current Report as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2006, in conjunction with the election of Mr. Ubben to serve as a member of the Board of Directors of the Company, the Board of Directors of the Company approved an amendment to Section 3.02 of the Company’s Bylaws increasing the authorized number of directors of the Company from seven to eight, effective as of May 17, 2006.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description
99.1	Press Release dated May 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized and caused the undersigned to sign this report on the registrant’s behalf.

May 23, 2006	CATALINA MARKETING CORPORATION
(Registrant)

/s/ Rick P. Frier
	Name:	Rick P. Frier
	Title:	Executive Vice President and Chief Financial Officer
(Authorized officer of Registrant and principal financial and accounting officer)